Penwest

PENWEST RECEIVES NON-APPROVABLE LETTER FROM FDA FOR PW2101

Danbury, CT, June 29, 2005 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that the U.S. Food and Drug Administration (FDA) has issued a non-approvable letter for the Company’s New Drug Application (NDA) for PW2101, a beta blocker intended for the treatment of hypertension and angina.

In its letter, the FDA stated that the NDA was non-approvable due to, among other things, the degree of kinetic variability of PW2101 observed among individuals and because beta blockade as a surrogate for efficacy was not demonstrated across the entire interdosing interval on an individual subject basis.

Given the FDA’s concerns, the time and resources the Company expects it would take to address them, and the commercial window for this product opportunity, Penwest has decided not to undertake the additional activities on PW2101 that it believes would be required to address the FDA’s concerns.

Robert J. Hennessey, President and Chief Executive Officer of Penwest, said, “We are very disappointed by the FDA’s decision. We have concluded that given these circumstances it is not in the best interests of our Company and our shareholders to continue with the additional activities we believe would be required for this product. We are continuing the development of the other product opportunities in our portfolio and are pleased with the progress we are making in developing compounds targeted at diseases of the central nervous system.”

Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. We are focusing our development efforts principally on products that address diseases of the central nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed three additional oral drug delivery systems, Geminex®, SyncroDose™ and a gastroretentive system. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract, and the gastroretentive system is designed to deliver drug in the stomach and the upper gastrointestinal tract.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo Pharmaceuticals and Prism to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and to advance clinical

Penwest Pharmaceuticals

development and commercialization of products; regulatory risks relating to drugs in development such as oxymorphone ER and PW2101, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2005, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378

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